Exhibit 99.1
FOR IMMEDIATE RELEASE
For more information contact:
Richard L. Bergmark, 713-328-2101
Fax: 713-328-2151
Core Laboratories Announces Two-for-One Stock Split
AMSTERDAM (14 June 2010) — Core Laboratories N.V. (NYSE “CLB”) (the “Company”) announced today that the Company’s shareholders approved the Supervisory Board’s proposal at the Annual Meeting of Shareholders held on June 10, 2010 for a two-for-one stock split of its common stock. The Board’s proposal established June 30, 2010 as the record date for the stock split and July 8, 2010 as the proposed date for distributing the additional shares. As a result of the stock split, shareholders will be entitled to receive one additional share of Core Laboratories common stock for each share of common stock held as of the close of business on the record date. The new shares are expected to begin trading on the adjusted trading price beginning July 9, 2010.

Core Laboratories N.V. (www.corelab.com) is a leading provider of proprietary and patented reservoir description, production enhancement, and reservoir management services used to optimize petroleum reservoir performance. The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world.
This release includes forward-looking statements regarding the future revenues, profitability, business strategies and developments of the Company made in reliance upon the safe harbor provisions of Federal securities law. The Company’s outlook is subject to various important cautionary factors, including risks and uncertainties related to the oil and natural gas industry, business conditions, international markets, international political climates and other factors as more fully described in the Company’s 2009 Form 10-K filed on 19 February 2010, and in other securities filings. These important factors could cause the Company’s actual results to differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company’s performance and are subject to a variety of factors, some of which are not under the control of the Company. Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company’s future performance. The Company undertakes no obligation to publicly update any forward-looking statement to reflect events or circumstances that may arise after the date of this press release.